AGREEMENT


         THIS AGREEMENT, dated as of the _____ day of July, 1998, by and between REAL SUB, INC., a Florida corporation, whose address is 1936 George Jenkins Blvd., Lakeland, Florida 33815 ("Partner One"), and REGENCY CENTERS, L.P., a Delaware limited partnership, whose address is Suite 200, 121 W. Forsyth Street, Jacksonville, Florida 32202 ("Regency").

                              W I T N E S S E T H:

         Partner One is the Class A Limited Partner under that certain Limited Partnership Agreement of Queensborough Associates, L.P., a Georgia limited partnership (the "Partnership"), dated July 16, 1992, as amended by First Amendment dated December 31, 1992 (the "Agreement"). There are no additional amendments to the Agreement. The Partnership owns a shopping center and related expansion properties. The partners of the Partnership and their respective percentage interests are as follows:

                                                           Partnership Interest

 General Partner:            Branch Investment Partners, L.P.            25%
 Class A Limited Partner:    Real Sub, Inc.                            37.5%
 Limited Partner:            Branch/Interallianz Realty Fund, L.P.     18.75%
 Limited Partner:            G. Kloiber                                18.75%

         Under Article 18 of the Agreement, a buy-sell procedure is established. In Section 18.1, special treatment is designated for the respective partners:
Partner One is treated as one Partner, and all remaining partners are aggregated and treated as one Partner. The Article therefore operates as if there were only two partners, which for purposes of this agreement are designated as Partner One (Real Sub, Inc.), and Partner Two (the other partners).

         Partner One has determined to institute the buy-sell procedures under the Agreement, and to make an offer (the "First Offer") to Partner Two. Partner One has made such determination based on the agreement of Regency and/or its affiliate(s) to become the general partner and a limited partner of the Partnership, such that if the First Offer is accepted or deemed accepted by Partner Two, upon closing of the transactions contemplated by the First Offer, Regency will have acquired fifty percent (50%) of the aggregate capital and profits interests in the Partnership, and become with Partner One, all of the partners of the Partnership. It is intended that upon such closing, Regency and its affiliate(s) will own fifty percent (50%) of the aggregate percentage interests of the Partnership, and that Partner One will continue as the Class A Limited Partner, also owning fifty percent (50%) of the aggregate percentage interests of the Partnership. It is also contemplated that upon closing, the third party debt of the Partnership would be paid in full and that the capital accounts of Partner One, on the one hand, and Regency (and its affiliate[s]) on the other, would be equal.

         Partner  One  and  Regency  desire  to  memorialize   their  agreements
concerning the foregoing matters.

         NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, receipt of which is acknowledged, Partner One and Regency acknowledge and agree as follows:

         1. The foregoing recitals are true.

         2. Attached hereto as Exhibit "1" is the "First Offer" to be delivered by Partner One to Partner Two under the provisions of Article 18 of the Agreement, the said "First Offer" being acceptable to each of Partner One and Regency. The "First Offer" is contingent upon (i) the status of title to the Partnership's property not changing between the date the "First Offer" is made and the date of the closing, and (ii) the interests being purchased being free of any lien or encumbrance.

         3. Partner One shall promptly execute and cause the First Offer to be delivered to Partner Two in accordance with the provisions of the Agreement and upon making the First Offer shall designate Regency as the entity to receive title to fifty percent (50%) of the aggregate capital and profits interests in the Partnership should the First Offer be accepted. Partner One shall furnish Regency with a copy of the executed First Offer accompanied by such designation and a schedule of the required responses and consequent events following thereon. Upon receipt, Regency will accept such designation, Regency hereby agreeing to assume and perform the obligations of the First Offer to the extent of the interests to be acquired by Regency thereunder. Regency shall promptly notify Partner Two of its acceptance of such designation and of its assumption of such obligations. Partner One shall keep Regency regularly and fully advised of the status of the First Offer and of responses made by Partner Two, if any. Partner One shall furnish to Regency promptly after receipt, copies of all correspondence and responses made by Partner Two in connection herewith.
Partner One shall not modify or amend the First Offer without the prior consent of Regency.

         4. Attached hereto collectively as Exhibit "2" are (i) a current rent roll; (ii) a copy of a recent title insurance policy covering the Partnership's property, and (iii) a survey of the Partnership's property dated July 17, 1995, all of which are acceptable to Regency. Partner One shall not do any act or permit any act or omission which would cause a change in occupancy, the state of the title or the condition of the property from the date hereof to the closing, without the prior consent of Regency.

         5. Should Partner Two make or be deemed to have made a counteroffer in accordance with the provisions of the Agreement, this agreement shall terminate and neither party shall have any further liability hereunder.

         6. Should the First Offer be or be deemed to have been accepted, Partner One and Regency shall proceed as expeditiously as possible to close the transaction as contemplated by the First Offer and the Agreement. Immediately following closing the Partnership shall be constituted as follows:

                  General Partner           Regency                    25%
                  Limited Partner           Regency                    25%
                  Class A Limited Partner   Real Sub, Inc.             50%

Regency shall thereupon pay to Partner Two, or reimburse Partner One, as the case may be, an amount equal to (i) 100% of that portion of the First Offer payable to Partner Two which is attributable to Partner Two's Preferred Return Accounts and Adjusted Capital (as defined in the Agreement) of Partner Two, and
(ii) eighty percent (50/62.5) of the balance of the amounts paid or payable by Partner One to Partner Two under the terms of the First Offer, if any. Simultaneously therewith, Partner One shall pay Partner Two the remaining amounts due under the terms of the First Offer. Prior to the closing Partner One shall cause the Development Agreement and the Property Management Agreement to be terminated, effective as of the closing. Upon closing (i) the Agreement and the Partnership's Certificate of Limited Partnership shall be amended to reflect the transactions contemplated hereby and any other matters to which Partner One and Regency may agree; and (ii) the Partnership will enter into an agreement with Regency Centers, L.P. prior to the closing of the transaction contemplated by the First Offer for the management of the property, upon terms and conditions and in form mutually agreeable to the parties hereto.

         7.  Promptly  after  closing   Partner  One  and  Regency  (and/or  its
affiliate[s]) shall each contribute or cause to be contributed to the Partnership an amount equal to one-half (1/2) of the aggregate sums necessary to satisfy all of the Partnership's third party debt, it being intended that upon consummation of this transaction that except for ordinary and necessary operational expenses, similar liabilities, the Partnership shall have no debt unless and until the partners shall otherwise agree.

         8. It is the intention of the parties that upon consummation of the transactions contemplated hereby, Partner One, on the one hand, and Regency and its affiliate(s) on the other, shall have equal percentage interests and capital accounts in the Partnership. For that reason Partner One and Regency agree to share equally the out-of-pocket costs of this transaction, including transfer charges and similar closing expenses (excluding however the fees of their respective counsel, which shall be paid separately by each).

         9. Neither Partner One nor Regency have employed a broker or real estate agent in connection with these matters and to the best of their knowledge no brokerage fee or commission is or will be due in connection with this transaction. The parties have considered such issues as casualty, condemnation and the financial condition of tenants in the shopping center, and agree that none shall have a bearing on this transaction, except that the proceeds of any insurance or condemnation payable hereafter shall be shared in such fashion that each of Partner One and Regency shall be entitled to the benefits thereof as partners of the Partnership.

         10. This Agreement and the benefits and obligations hereunder are not assignable by either party except as specifically agreed in writing by both parties. This Agreement constitutes the entire agreement of the parties with respect to the matters contemplated hereby.

         11. This Agreement shall be construed and enforced in accordance with the laws of Florida.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

Witnesses:
                                 REAL SUB, INC.,
                                 a Florida corporation
Name:
                                 By:
Name:                               "Partner One"

                                 REGENCY CENTERS, L.P.,
                                 a Delaware limited partnership

                                 By its sole general partner:



                                REGENCY REALTY CORPORATION,
                                a Florida corporation
Name:
                                By:
                                   Name:
Name:                              Title:

                                      "Regency"